News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 22, 2014 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2013.

The Company reported net income of $133,000 for the three months ended December 31, 2013, compared to net income of $282,000 for the three months ended December 31, 2012.

Basic and diluted earnings per share were $0.02 for the three months ended December 31, 2013, compared with basic and diluted earnings per share of $0.05 for the three months ended December 31, 2012.

“During our First quarter of Fiscal Year 2014, we continued to make progress in reducing non-performing loans which decreased 3.3% on a linked quarter basis”, stated John Fitzgerald, President and Chief Executive Officer.  “As a result of continued improvement in our balance sheet, we were also able put these assets back to work in the form of new loans, improving our core earnings during the quarter. The loan growth helped boost the net interest margin during the quarter to 3.33% from 3.29% from the prior quarter. We expect this trend to continue throughout the rest of our fiscal year.”

Results of Operations

Net income decreased $149,000 during the three-month period ended December 31, 2013 compared with the three-month period ended December 31, 2012 due to lower gains from the sales of loans and investment securities.

The Company’s net interest income increased $268,000 to $4.0 million for the quarter ended December 31, 2013 from $3.8 million for the quarter ended December 31, 2012. The Company’s net interest margin increased by 4 basis points to 3.33% for the quarter ended December 31, 2013 compared to 3.29% for the quarter ended December 31, 2012.

The yield on the Company’s interest-earning assets fell 21 basis points to 4.10% for the three months ended December 31, 2013 from 4.31% for the three months ended December 31, 2012 primarily due to the lower overall interest rate environment. However, the cost of interest-bearing liabilities fell 22 basis points to 0.93% for the three months ended December 31, 2013 from 1.15% for the three months ended December 31, 2012. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income was unchanged at $5.0 million for the three months ended December 31, 2013 and the three months ended December 31, 2012. A decrease in the yield on such assets of 21 basis points to 4.10% for the quarter ended December 31, 2013 was offset by higher average balances of interest-earning assets, which increased $25.4 million, or 5.6%, compared with the prior year period.

Interest expense decreased $249,000, or 21.2%, to $925,000 for the three months ended December 31, 2013 from $1.2 million for the three months ended December 31, 2012. The average balance of interest-bearing liabilities decreased $11.3 million, or 2.8%, between the two periods, while the cost of such liabilities fell 22 basis points to 0.93% for the quarter ended December 31, 2013 compared with the prior year period.

The provision for loan losses was $359,000 for the three months ended December 31, 2013 compared to $441,000 for the three months ended December 31, 2012. Net charge-offs were $172,000 for the three months ended December 31, 2013 compared to $205,000 for the three months ended December 31, 2012.

The level of loan charge-offs decreased from the prior year as a result of a slower decline in the value of real estate collateral securing non-performing residential and construction loans compared to the prior year period. During the three months ended December 31, 2013, the Bank reduced the carrying balance on three loans totaling $925,000 by $183,000 to the appraised fair value of collateral, net of estimated disposition costs, securing the loans. These consisted of two residential mortgage loans and one construction loan. In addition, the Company received partial recoveries of three loans previously charged-off totaling $11,000 during the quarter.

Non-interest income decreased $291,000, or 44.0%, to $370,000 during the three months ended December 31, 2013 compared to $661,000 for the three months ended December 31, 2012. The decrease in non-interest income was attributable to lower net gains on the sales of assets, which were $66,000 for the three months ended December 31, 2013 compared with $329,000 for the three months ended December 31, 2012.

During the three months ended December 31, 2013, non-interest expenses increased $299,000 to $3.9 million from $3.6 million for the three months ended December 31, 2012. The increase was the result of higher compensation and employee benefit expenses, which increased by $135,000 due to annual merit increases and the hire of a special assets manager to oversee the Company’s Other Real Estate Owned (“OREO”) portfolio, higher loan servicing expenses, which increased $83,000 due to real estate tax expense for non-performing loans, higher OREO expenses, which increased $45,000, and higher professional fees, which increased $42,000 due to higher legal expenses incurred for the collection on non-performing loans.

The Company recorded tax expense of $41,000 for the three months ended December 31, 2013, compared to $132,000 for the three months ended December 31, 2012.

Balance Sheet Comparison

Total assets decreased $1.1 million, or 0.2%, to $536.6 million during the three months ended December 31, 2013. The quarterly decrease was attributable to lower interest bearing deposits with banks.

At December 31, 2013, investment securities totaled $67.4 million, reflecting a decrease of $939,000, or 1.4%, from September 30, 2013. Investment securities at December 31, 2013 consisted of $62.0 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $4.0 million in U.S. government-sponsored enterprise debt securities, $1.4 million in “private-label” mortgage-backed securities, and $11,000 in state municipal bonds. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2013.

Total loans receivable increased $8.5 million during the three months ended December 31, 2013 to $408.1 million and were comprised of $162.4 million (39.9%) in 1-4 family residential mortgage loans, $164.1 million (40.2%) in commercial real estate loans, $34.3 million (8.4%) in commercial business loans, $32.0 million (7.8%) in home equity lines of credit and other loans, and $15.3 million (3.7%) in construction loans. Expansion of the portfolio during the quarter ended December 31, 2013 occurred primarily in 1-4 family residential mortgage loans, which increased $9.5 million, followed by commercial real estate loans, which increased $772,000. Offsetting the increases were decreases in construction loans, which fell $1.5 million, commercial business loans, which fell $154,000, and other and home equity lines of credit, which declined $72,000 and $48,000, respectively.

Total non-performing loans decreased by $512,000, or 3.3%, to $15.1 million at December 31, 2013 from $15.6 million at September 30, 2013. The ratio of non-performing loans to total loans was 3.7% at December 31, 2013 compared to 3.9% at September 30, 2013.

Included in the non-performing loan totals were 34 residential mortgage loans totaling $9.0 million, six commercial loans totaling $2.4 million, four construction loans totaling $2.9 million, and seven home equity loans totaling $845,000.

The allowance for loan loss increased by $187,000 during the three months ended December 31, 2013 to $3,200,000. The increase during the quarter was primarily attributable to growth in the loan portfolio.

The allowance for loan losses as a percentage of non-performing loans increased to 21.1% at December 31, 2013 from 19.2% at September 30, 2013. Our allowance for loan losses as a percentage of total loans increased to 0.78% at December 31, 2013 from 0.75% at September 30, 2013. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current economic environment.

Other real estate owned increased $301,000, or 2.0%, to $15.1 million during the quarter ended December 31, 2013. The increase was due to the foreclosure of property securing a non-performing construction loan. The loan was recorded as $600,000 at September 30, 2013, written down $75,000 during the current quarter, and transferred to OREO with a carrying balance of $525,000. Offsetting the increase was the sale of one property totaling $210,000 and a valuation allowance totaling $14,000 against another property during the quarter ended December 31, 2013. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties and completing partially completed homes for either rental or sale.

Total deposits decreased $12.7 million, or 2.8%, to $440.7 million during the three months ended December 31, 2013. The outflow in deposits occurred in non-interest checking accounts which decreased $14.2 million, or 14.5%, to $84.1 million, savings accounts, which decreased $2.6 million, or 4.8%, to $50.7 million and money market accounts, which decreased $2.6 million, or 2.4%, to $104.8 million. Partially offsetting the decreases were increases in interest-bearing checking accounts which increased $5.1 million, or 12.7%, to $45.7 million, and certificates of deposit (including individual retirement accounts) which increased $1.6 million, or 1.0%, to $155.4 million.

The Company held $4.9 million in brokered certificates of deposit at December 31, 2013 and September 30, 2013.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase increased $13.6 million to $45.7 million at December 31, 2013 from $32.1 million at September 30, 2013.

The Company did not repurchase shares of its common stock during the three months ended December 31, 2013. Through December 31, 2013, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,811,394.

The Company’s book value per share increased to $7.82 at December 31, 2013 from $7.80 at September 30, 2013. The increase was due to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2013	2012

Income Statement Data:
Interest and dividend income	$4,973	$4,954
Interest expense	925	1,174
Net interest and dividend income	4,048	3,780
Provision for loan losses	359	441
Net interest and dividend income after
provision for loan losses	3,689	3,339
Non-interest income	370	661
Non-interest expense	3,885	3,586
Income before income tax expense	174	414
Income tax expense	41	132
Net income	$133	$282

Per Share Data:
Basic earnings per share	$0.02	$0.05
Diluted earnings per share	$0.02	$0.05
Book value per share, at period end	$7.82	$7.78

Selected Ratios (annualized):
Return on average assets	0.10%	0.22%
Return on average equity	1.17%	2.49%
Net interest margin	3.33%	3.29%

	December 31,	September 30,
	2013	2013
Balance Sheet Data:
Assets	$536,575	$537,728
Loans receivable	408,308	399,813
Allowance for loan losses	3,200	3,013
Investment securities - available for sale, at fair value	15,215	15,774
Investment securities - held to maturity, at cost	52,178	52,558
Deposits	440,664	453,328
Borrowings	45,700	32,100
Shareholders' Equity	45,430	45,320

Asset Quality Data:
Non-performing loans	$15,144	$15,656
Other real estate owned	15,057	14,756
Total non-performing assets	30,201	30,412
Allowance for loan losses to non-performing loans	21.13%	19.25%
Allowance for loan losses to total loans receivable	0.78%	0.75%
Non-performing loans to total loans receivable	3.71%	3.92%
Non-performing assets to total assets	5.63%	5.66%
Non-performing assets to total equity	66.48%	67.11%